 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION ANNOUNCES MEDICAL

LEAVE OF ABSENCE FOR ITS EXECUTIVE VICE PRESIDENT

Calabasas, CA, May 16, 2017 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today that on May 15, 2017, its Executive Vice President and Director, Lester A. Aaron, tendered a medical leave of absence. The expected duration of that absence is currently unknown. In his absence, Mr. Aaron’s current responsibilities as Executive Vice President will be handled by Cary L. Cheldin, the Company’s Chairman, President and CEO. Mr. Aaron continues to be a shareholder, and he continues to serve as a member of the Company’s Board of Directors.

Mr. Aaron has worked for the Company for almost 40 years. On August 1, 2016, he was appointed to the position of Executive Vice President by the Company’s Board of Directors from his previous role as Treasurer, Chief Financial Officer and Secretary. Mr. Cheldin said “We all wish Les a speedy recovery and hope that he returns soon.”

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s website at www.crusaderinsurance.com.